EXHIBIT 99

FOR IMMEDIATE RELEASE
---------------------
         For Additional Information Contact:
         David B. Barbour, President and Chief Executive Officer
         Lisah Frazier, Vice President, Treasurer and Chief Financial Officer
         (606) 325-4789
         Fax (606) 324-1307

         CLASSIC BANCSHARES, INC. REPORTS FIRST QUARTER EARNINGS AND AN
                          INCREASE IN THE CASH DIVIDEND

         Ashland, Kentucky, -- July 27, 1998 -- Classic Bancshares, Inc. (NASDAQ
- CLAS) had net income of $197,000 for the three months ended June 30, 1998 compared to net income of $237,000 for the three months ended June 30, 1997. Return on average assets was .6% for the quarter ended June 30, 1998 and .7% for the quarter ended June 30, 1997. Earnings per share were $.17 for the three months ended June 30, 1998 and $.20 for the three months ended June 30, 1997.

         Classic Bancshares' assets increased $7.0 million from $130.9 million at March 31, 1998 to $137.9 million at June 30, 1998. The increase in assets was due to an increase in loans of $2.2 million and an increase in investment and mortgage-backed securities of $4.8 million. Loans increased $2.2 million from $90.1 million at March 31, 1998 to $92.3 million at June 30, 1998. The increase in loans is primarily the result of aggressive origination efforts and strong loan demand within the Company's market areas. Deposits increased $3.8 million from $104.6 million at March 31, 1998 to $108.4 million at June 30, 1998. Nonperforming assets decreased from .4% of total assets at March 31, 1998 to .3% at June 30, 1998.

         President and Chief Executive Officer, David B. Barbour, stated that, "This quarter reflects the impact of increased costs associated with the opening of two new banking offices. With these banking offices now in place, we are confident that the Company will continue to experience loan and deposit growth and build shareholder value. We continue to experience an increase in fees and service charges on deposit accounts as a result of new product offerings and aggressive pricing strategies. Asset quality continues to remain strong as evidenced by a decrease in non-performing assets to total assets while still experiencing solid loan growth."

         Net interest income was $1.2 million for the quarter ended June 30, 1998 and 1997. The net interest margin was 3.8% for the three months ended June 30, 1998 and 3.9% for the three months ended June 30, 1997 as the relationship between long and short term interest rates remained flat.

         Non-interest income was $145,000 for the quarter ended June 30, 1998 compared to $109,000 for the quarter ended June 30, 1997. The increase was due to an increase in fees and service charges on deposits as a result of new product offerings and aggressive pricing strategies.

         Total non-interest expense for the quarter ended June 30, 1998 was $1.0 million compared to $921,000 for the quarter ended June 30, 1997. The increase is the result of increased costs associated with the additional banking offices and an increase in marketing and advertising and other general and administrative expenses.

         Stockholders' equity was $20.4 million at June 30, 1998 and March 31, 1998.

         Classic Bancshares, Inc. also announced that the Company will pay a quarterly cash dividend of $.08 per share, an increase of $.01 per share, or 14.3% over the previous quarterly dividend. The dividend will be payable on August 24, 1998 to shareholders of record on August 10, 1998.

         Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has two subsidiaries, Classic Bank and First National Bank of Paintsville. Classic Bank operates at 344 Seventeenth Street, Ashland, Kentucky with two branch offices located in Boyd and Greenup counties. First National Bank of Paintsville operates at 240 Main Street, Paintsville, Kentucky with one branch office located in Johnson County.

         When used in this press release, the words or phrases "should result," "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic condition in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

         The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.








                             SEE FOLLOWING PAGES FOR
                             -----------------------
                             SELECTED FINANCIAL DATA
                             -----------------------
                        INCLUDED AS PART OF THIS RELEASE
                        --------------------------------

                             SELECTED FINANCIAL DATA

     The  following  table  sets  forth  selected   financial  data  of  Classic
Bancshares, Inc. as of June 30, 1998 and March 31, 1998 and for the three months ended June 30, 1998 and 1997.



                                                          June 30,                  March 31,
                                                            1998                      1998
                                                                        (In Thousands)

Selected Financial Condition
Data:

Total Assets                                              $   137,984             $   130,933

Cash and other interest bearing deposits

     with other financial institutions                          3,324                   3,625

Loans receivable, net                                          92,337                  90,100

Investment securities:

     Available for sale                                        21,170                  18,177

Mortgage-backed securities:

     Available for sale                                         9,638                   7,831

Goodwill                                                        2,872                   2,903
Deposits                                                      108,400                 104,627
Securities sold under agreement to repurchase                   2,916                   3,522

FHLB advances                                                   2,862                       -

Stockholders' Equity, subject to certain restrictions          20,447                  20,407




                                                                               Three Months Ended
                                                                                     June 30,
                                                                                     --------
                                                                 1998                             1997
                                                                 ----                             ----
                                                                         (In Thousands)

Selected Operations Data:

Total interest income                                       $     2,415                    $       2,369

Total interest expense                                            1,227                            1,180

                                                          -------------                    -------------
    Net interest income                                           1,188                            1,189

Provision for losses on loans                                        25                               48

                                                          -------------                    -------------
    Net interest income after provision

    for losses on loans                                           1,163                            1,141

                                                          -------------                    -------------
Fees and service charges                                            108                                74

Gain on sale of mortgage-backed & other securities                    1                                1

Other noninterest income                                             36                               34

                                                          -------------                    -------------
    Total noninterest income                                        145                              109

    Total noninterest expense                                     1,046                               921

                                                          -------------                    -------------
Income before income taxes                                          262                              329

Income tax expense                                                   65                               92

                                                          -------------                    -------------
    Net income                                           $          197                   $          237

                                                          =============                    =============






                                                                           At or for the Three Months Ended
                                                                                       June 30,
                                                                                       --------
                                                                           1998                             1997
                                                                           ----                             ----


Other
Data:
Return on average assets (ratio of net

    income to total average assets)*                                          .6%                              .7%

Net interest margin**                                                         3.8                              3.9

Non-performing assets to total assets                                          .3                               .9

Allowance for loan losses to non-

    performing loans                                                       687.75                             93.6

Equity to total assets at end of period                                      14.8                             14.9

Efficiency ratio***                                                          80.1                             70.9

Basic earnings per share                                                    $0.17                            $0.20

Diluted earnings per share                                                  $0.16                            $0.20

Book value per share                                                       $15.60                           $14.82

Tangible book value per share                                              $13.38                           $12.53

Number of full service offices                                                  5                                3



-------------------------
 *    Annualized

 **   Net interest income annualized divided by average-earning assets.

 ***  Non-interest expenses divided the total of net interest income and non-interest income.
